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                                                                  EXHIBIT 10.054

May 20, 1999



                              [BIOSHIELD(TM) LOGO]
                          BioShield Technologies Inc.



Ms. Maggie M. Perritt
1258 Vintage Pointe Drive
Lawrenceville, GA 30044

Dear Maggie:

I am pleased to offer you the position of Director of Pharmacy online. It is our understanding you will begin work as soon as possible, but no later than June 21, 1999.

Your starting base salary will be $125,000 per year. You will be covered by the company's health plan (the company pays 50% for the employee coverage, the employee is responsible for the rest), and Employee Incentive Stock Option Plan (3000-10000 options per year, based on performance and service), which will be effective after the first six months of employment. You will be entitled to three (3) weeks paid vacation, and ten (10) paid holidays. We are also working on adding a 401K plan in six (6) months.

We look forward to your acceptance of our employment offer and look forward to seeing you on June 21, 1999, to begin your employment at Allergy
Superstore/BioShield Technologies, Inc.

Duties include among other things:

1. Managing and directing the operations of Allergy Superstore's pharmacy division and its shipping & handling department.

2. Implement policies and procedures to fully comply with all states regulations online.

3.   Provide support and training to pharmacists.

4.   Provide analysis and leads for potential acquisitions.

5.   Monitor budgets, expenses and margins.

6.   Spearhead quality assurance programs.

7.   Implement inventory controls security/emergency procedures.

We look forward to your acceptance of our offer and being part of our team!

Sincerely,

/s/ Jacques Effersy

Jacques Effersy
Senior Vice President
BioShield Technologies, Inc.

4405 International Boulevard Suite 3109, Norcross GA